Exhibit 10.17

Form of Letter Agreement, dated November 21, 2003

THIS IS AN IMPORTANT LETTER WHICH SETS OUT THE TERMS AND CONDITIONS OF YOUR GROUP OVERDRAFT FACILITY.  PLEASE NOTE THAT OVERDRAFTS ARE REPAYABLE ON DEMAND.  WE RECOMMEND THAT YOU TAKE INDEPENDENT LEGAL ADVICE IF YOU HAVE ANY DOUBTS REGARDING THE TERMS AND CONDITIONS OF THE FACILITY.

Corporate Banking, East Midlands
Date 21 November 2003	Address:	Radford House
Radford Boulevard
Private & Confidential		Nottingham NG7 5QG
	Telephone:	0115 900 2185
Dollar Financial U.K. Limited
Castlebridge Office Village
Kirtley Drive
Castle Marina
Nottingham NG7 1LD

Company Number 3701758

Dear Sirs

Group Overdraft Facility

Account Holding Branches/Offices- Holborn Circus (sorting code 56 00 20), Bournemouth (56 00 35), St Albans (60 18 11) and Nottingham City (60 80 09) Offices

I write to advise the terms and conditions upon which the Bank is willing to make available to you and the Subsidiaries a group overdraft facility on the above Facility Accounts for the purpose of your business.

1              Definitions

1.1           In this letter the following expressions shall have the following meanings:-

“Bank” means The Royal Bank of Scotland Plc acting as agent for National Westminster Bank Plc and its successors and assigns;

“Company” means any one of Dollar Financial U.K., Limited and the Subsidiaries;

“Facility Accounts” means the account numbered                            in name of Dollar Financial U.K. Limited together with the accounts, of the Subsidiaries, listed in the Schedule attached;

“Group Overdraft Limit” means £3,750,000;

“Gross Limit” means £3,750,000;

“Subsidiaries” means the companies listed in the Schedule attached; and

“United States Dollars” and “US$” mean the lawful currency of the United States of America.

2              Group Limits

2.1           The group overdraft facility will allow you and the Subsidiaries to overdraw the Facility Accounts up to the Group Overdraft Limit detailed above.

2.2           For the purposes of calculating the utilisation of the group overdraft facility

(a)           the aggregate of any cleared creditor balances on Facility Accounts in the name of any Company will be nested against the aggregate of any cleared debtor balances on the Facility Accounts in the name of that same Company; and then

The Royal Bank of Scotland plc is registered in Scotland No 90312

(b)           the net cleared debtor balances, if any, on the Facility Accounts of each Company will be aggregated.

Any aggregate cleared creditor balances on Facility Accounts in the name of any Company in excess of the aggregate cleared debtor balances on Facility Accounts in the name of that same Company will be disregarded for calculating utilisation of the group overdraft facility.

2.3           The aggregate of the cleared debtor balances on the Facility Accounts must not at any time exceed the Gross Limit.

2.4           The Bank may decline to pay a cheque (or allow any other payment or withdrawal) from any Facility Account (whether in credit or debit) which would result in either the Group Overdraft Limit or the Gross Limit being exceeded.  This may mean that you or any of the Subsidiaries may not be able to draw on a credit balance on a Facility Account as a result of a debit balance on another Facility Account.  You and the Subsidiaries should liaise with each other to ensure that these arrangements do not have an adverse effect on the operations of each Facility Account.

2.5           If the Bank does pay a cheque (or allows any other payment or withdrawal) resulting in either the Group Overdraft Limit or the Gross Limit being exceeded it will not mean that the relevant Limit has changed or that the Bank will agree to pay any other cheque (or allow any other payment or withdrawal) which would have that effect.

2.6           The Bank may disregard any uncleared credits for the purposes of calculating the utilisation of the group overdraft facility (and any interest payable) and compliance with the Gross Limit.  If however the Bank does pay a cheque (or allows any other payment or withdrawal) against uncleared credits this does not mean that it is bound to do so at other times.

3              Preconditions

3.1           The Bank will not be obliged to make the facility available until the following conditions have been met:-

(a)           any security required in terms of Clause 8 of this letter has been valued and completed to the Bank’s satisfaction; and

(b)           you and the Subsidiaries have accepted the facility on the terms and conditions set out in this letter by returning the duplicate of this letter with the acknowledgement duly signed, within 28 days of the date of this letter.

4              Availability

4.1           The facility is repayable upon demand in accordance with normal banking practice.

4.2           Without prejudice to its overall right to call for repayment on demand, it is the Bank’s present intention that the facility will be available until 30th September 2004.  The facility will be reviewed on that date but may be extended by mutual agreement.

4.3           The Bank will always give notification of its intention to place a restriction on your ability and that of the Subsidiaries to make drawings on the facility.

4.4.          You may at any time advise us in writing that the facility is no longer required.

5              Set Off, Retention and Appropriation

5.1           In addition to any other rights to which it may be entitled, including rights under any guarantee or security, the Bank may retain, set off or appropriate any credit balances (whether current or not yet due) either on the Facility Accounts or any other accounts you or the Subsidiaries may have with the Bank against any debit balances on the Facility Accounts, liabilities of you or the Subsidiaries under any guarantees granted by you or the Subsidiaries in connection with the facility, or any other obligations you or the Subsidiaries may owe to the Bank whether present, future, actual or contingent.

5.2           The Bank may exercise any of these rights without prior notice both before and after demand and in so doing may convert to Sterling at the prevailing market rate of exchange any balance which is in a currency other than Sterling.

6              Interest

6.1           Interest will be charged by the Bank as follows:-

(a)           on that part of the aggregate of the cleared debtor balances on the Facility Accounts equal to the aggregate of the cleared creditor balances on the Facility Accounts, at 1.25% per annum; and

(b)           on that part of the aggregate of the cleared debtor balances on the Facility Accounts in excess of the aggregate of the cleared creditor balances on the Facility Accounts at 1% per annum over the Bank’s Base Rate.

6.2           The Bank’s Base Rate as at 20th November 2003 was 3.75% per annum.  Changes to the Bank’s Base Rate may be made at any time and with immediate effect, such changes being advised by way of press notice.

6.3           Such interest will be calculated both before and after demand, decree or judgment on a daily basis and debited by the Bank to Facility Account number                  quarterly on the final business day of March, June, September and December (or such other dates as the Bank may advise from time to time).

7              Costs

7.1           An arrangement fee of £3,750 is payable and will be debited to Facility Account                      in quarterly instalments of £937.50 on the final business days of March, June, September and December (or such other dates as the Bank may advise).  You and the Subsidiaries will also be jointly and severally responsible for paying any costs incurred by the Bank in connection with the facility whether as a result of you or the Subsidiaries breaking the terms of the facility or not.  These costs will include (but not be limited to) costs of taking and discharging any security; taking steps, including court action, to obtain payment; enforcing and/or preserving the Bank’s rights under any security held for the facility; tracing you or the Subsidiaries if you or the Subsidiaries change address without notice and communicating with you or the Subsidiaries if you or the Subsidiaries break the terms of the facility.  If such costs remain unpaid then they may be debited by the Bank to any of the Facility Accounts.

8              Security

8.1           The facility will be secured by the following:-

(a)           the existing available security held by the Bank as follows:-

(i)            in respect of the liabilities of each and any of of Dollar Financial U.K. Limited and the Subsidiaries, a Standby Letter of Credit in the sum of US$6,000,000 issued by Wells Fargo Bank San Francisco; and

(ii)           in respect of the liabilities of Dollar Financial U.K. Limited to the Bank by Charges over cash or deposits held with the Bank in the following amounts, currently, of:

•         £6,020,000;

•         £294,594.24, originally £4,321,017;

•         £66,604.02, originally £1,429,413;

•         £1,154,494, originally £4,565,069; and

•         £1,137,033; and

(b)           all further available security in respect of any Company which the Bank may in future obtain.

8.2           Any additional security will require to be granted in the Bank’s preferred form.  The value of the security will be reviewed regularly and, without prejudice to its overriding right to call for repayment on demand, the Bank may seek additional security if there is a significant drop in the value of the security held.

9              Financial Information

9.1           To enable the Bank to monitor the facility you will provide:-

(a)           as soon as they become available but in any event within 270 days after the end of the financial year, your audited financial statements, the audited financial statements of the Subsidiaries and the consolidated audited financial statements of the Group for that year;

(b)           as soon as they become available but in any event no later than 30 days after the end of the accounting period to which they relate, and in a format acceptable to the Bank, the consolidated quarterly management accounts of the Group incorporating balance sheet and profit and loss account;

(c)           promptly, all notices or other documents sent by you or the Subsidiaries to shareholders and/or creditors; and

(d)           promptly, such further information regarding your financial condition and operations and the financial condition and operations of the Subsidiaries and the Group as the Bank may reasonably request (including audited financial statements where not already supplied).

For the purposes of this Clause “Group” means you and your subsidiary undertakings.

10           Miscellaneous

10.1         The Bank may debit any of the Facility Accounts in accordance with the terms of Clauses 6 and 7 of this letter even if it results in the Group Overdraft Limit or the Gross Limit being exceeded.

10.2         These terms and conditions will not be affected in any way by any of the Facility Accounts being allocated another account number by the Bank or being transferred to another branch office or department of the Bank.

10.3         The Bank may change any of these terms and conditions by giving at least 30 days’ written notice to you.

10.4         The Bank’s agreement to the addition (or removal) of Facility Accounts to (or from) the facility may be subject to these terms and conditions being suitably amended to the Bank’s satisfaction.

Please indicate acceptance of the above terms and conditions by arranging for the acknowledgement on the duplicate of this letter to be signed and returned to me.  The Bank will not be obliged to provide the facility until the acknowledgement on the duplicate of this letter has been returned duly signed.

The Bank may, at its option, treat any usage of the facility as acceptance (without amendment) of the terms and conditions of this letter.

Please do not hesitate to contact me if you require clarification of any of the above terms and conditions.

Yours faithfully

For and on behalf of

The Royal Bank of Scotland plc acting as agent for National Westminster Bank Plc

Mark Lewis
Senior Corporate Manager

Having decided that the proposed facility is appropriate and in their best interests the undernoted signatories hereby accept the overdraft facility on the above terms and conditions.

For and on behalf of Dollar Financial U.K. Limited

Signature/s	Date/s

For and on behalf of Cash-A-Cheque Great Britain Limited

Signature/s	Date/s

For and on behalf of Cash A Cheque Holdings Great Britain Limited

Signature/s	Date/s

For and on behalf of Cash A Cheque (South) Ltd

Signature/s	Date/s

For and on behalf of Cash Centres Limited

Signature/s	Date/s

For and on behalf of Fastcash Limited

Signature/s	Date/s

For and on behalf of Instant Cash Loans Limited

Signature/s	Date/s